THIRD AMENDED AND RESTATED

LOAN AGREEMENT

by and between

ASSOCIATED ESTATES REALTY CORPORATION,

an Ohio corporation

("Borrower")

and

NATIONAL CITY BANK,

a national banking association

(the "Bank")

Dated as of November 1, 2005

TABLE OF CONTENTS

Section Page

1. Definitions 1

2. Commitment and Note; Borrower's Option to Extend; Bank's Right to Terminate 8

3. Interest 8

4. Repayments and Prepayments of Principal 10

5. Payments and Computations 11

6. The Letters of Credit 12

7. Swap Transactions 16

8. Conditions Precedent to Amendment and Restatement 17

9. Conditions Precedent to Subsequent Advances and Letters of Credit 18

10. Representations and Warranties 19

11. Covenants 22

12. Disbursement Procedures 24

13. Default and Remedies 24

14. Miscellaneous Provisions 26

Exhibits to this Agreement

A= Form of Payment Authorization

B= Form of Request for Advance

C= Form of Request for Issuance of Letter of Credit

THIRD AMENDED AND RESTATED LOAN AGREEMENT

THIS THIRD AMENDED AND RESTATED LOAN AGREEMENT (this "Agreement") is made as of the 1st day of November, 2005, by and between ASSOCIATED ESTATES REALTY CORPORATION, an Ohio corporation (the "Borrower"), and NATIONAL CITY BANK, a national banking association (the "Bank").

Recitals:

A. Borrower and the Bank are parties to that certain Second Amended and Restated Loan Agreement dated as of April 19, 2002 and amended from time to time thereafter, most recently by a Fourth Amendment to Second Amended and Restated Loan Agreement, dated as of September 7, 2004 (as so amended, the "Existing Loan Agreement").

B. Pursuant to the Existing Loan Agreement, Borrower's indebtedness and other obligations to the Bank for revolving credit loans advanced and letters of credit issued under the Existing Loan Agreement (collectively, the "Outstanding Obligations") are (1) evidenced by a Substitute Promissory Note dated as of April 19, 2002, in the principal amount not to exceed Fourteen Million Dollars ($14,000,000); and (2) secured by certain "Mortgages" and "Assignments" and other loan documents encumbering certain "Mortgaged Properties" identified in the Existing Loan Agreement.

C. The Borrower has requested the Bank (i) to extend the maturity of the credit facility provided by the Existing Loan Agreement, and (ii) to amend and restate in their entirety all of the terms of the Existing Loan Agreement in order to reduce certain pricing, to provide pricing at the One Month Reference Rate (defined below), to modify certain sublimits provided for in the Existing Loan Agreement and to make certain other changes to the terms of the Existing Loan Agreement which have been agreed upon by Borrower and the Bank.

D. Subject to the terms and conditions hereinafter set forth, the Bank has granted such requests.

E. This Agreement is intended to amend and restate the Existing Loan Agreement for the purposes set forth above in order to reflect certain agreed-upon modifications thereto, and is not intended as a novation of the Outstanding Obligations. None of the Outstanding Obligations is being repaid or satisfied by reason of the execution and delivery of this Agreement or the closing of the transactions described herein; all of the Outstanding Obligations shall, from and after the date hereof, be deemed to have been issued and to be outstanding pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Borrower and the Bank hereby agree as follows:

1. Definitions. The terms set forth below shall have the following meanings for the purposes of this Agreement:

"Additional Collateral" shall mean cash or Cash Equivalents which shall be pledged to the Bank pursuant to pledge, control or custody arrangements acceptable to the Bank and effective, in the Bank's discretion, to provide the Bank with an absolute and perfected pledge estate and/or security interest therein, free of competing or subordinated liens, claims, charges or rights, as security for the Obligations (including, but not limited to, any Excess Measured Credit Risk).

"Advance" shall have the meaning set forth in Section 2, below.

"Annual MCR Fee" means an annual fee, payable by Borrower to the Bank in advance on the Closing Date and on each anniversary of such date during the pendency of this Agreement, in an amount equal to one and eight-tenths percent (1.8%) of the Measured Credit Risk in effect on each such date.

"Assignment" means each Assignment of Leases, Rents, Contracts, Income and Proceeds executed and delivered by Borrower in favor of the Bank pursuant to the Existing Loan Agreement, granting the Bank a present and perfected assignment of all of Borrower's right, title and interest in and to all rents, leases, contracts and similar rights in respect of each Mortgaged Property, together with any and all modifications and amendments thereto.

"Business Day" means any day other than a Saturday or Sunday on which commercial banking institutions are open for business in Cleveland, Ohio.

"Cash Equivalent" means short-term obligations of, or guarantied by the full faith and credit of, the government of the United States of America, including United States Treasury Notes and United States Treasury bills.

"Closing Date" means the day as of which the amendment and restatement of the Existing Loan Agreement pursuant to this Agreement is effective.

"Code" means the Internal Revenue Code of 1986, as amended and the regulations and procedures promulgated thereunder.

"Credit Commitment" means the Bank's obligation and agreement to make financial accommodations to Borrower upon and subject to the terms and conditions set forth in this Agreement.

"Default" means any event or occurrence which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

"Default Interest Rate" means an annual rate of interest equal to the lesser of (i) two and one-quarter percent (2-1/4%) above the Prime Rate; or (ii) the maximum rate of interest which may lawfully be charged in respect of the Obligations.

"Draw Date" means, in relation to any Advance, the day on which such Advance is made or to be made to Borrower pursuant to this Agreement.

"Environmental Indemnity Agreement" means each Environmental Indemnity Agreement executed and delivered by Borrower in favor of the Bank and indemnifying the Bank of and from any and all liability, loss, cost, damage or expense which may be incurred by or asserted against the Bank by reason of a violation of applicable Environmental Laws (as therein defined) at or with respect to any Mortgaged Property, together with any and all modifications or amendments thereto.

"Event of Default" means any event or condition described in Section 8 of this Agreement.

"Excess Measured Credit Risk" means, at any time, the amount by which the Measured Credit Risk at such time shall exceed the Measured Credit Risk Sublimit.

"Extension Fee" means a fee, payable by Borrower to the Bank concurrently with the execution and delivery of this Agreement, in an amount equal to Fifty Thousand Dollars ($50,000).

"Face Amount" means the face amount of any Letters of Credit issued hereunder, regardless of any amount which may actually be drawn on such Letters of Credit.

"Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in effect from time to time in the United States, applied consistently with Borrower's past practices.

"Head Office" means the head office of National City Bank, located at 1900 East Ninth Street, Cleveland, Ohio 44101-0756 or such other office as may be designated as such by written notice to Borrower by the Bank.

"Indebtedness" means, with respect to Borrower, all obligations of Borrower which would be classified as indebtedness on a balance sheet (including the footnotes thereto) prepared in accordance with GAAP.

"Interest Period" means:

(a) For each Libor Rate Loan, the period commencing on the Draw Date and ending thirty (30), sixty (60), ninety (90) or three hundred sixty (360) days thereafter; provided that

(i) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the Business Day immediately preceding such day;

(ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iii) every Interest Period shall end on or before the Termination Date; and

(b) For a Prime Rate Loan or One Month Reference Rate Loan, the period commencing on the Draw Date for such Loan ending on the earliest of (i) the date on which such Loan is repaid by Borrower; (ii) the date on which such Loan is converted to an alternative interest mode as hereafter provided; or (iii) the Termination Date.

"Issuance Date" means the issuance date of any Letter of Credit.

"Late Charge" means a fee equal to the greater of One Hundred and Dollars ($100) or five percent (5%) of the delinquent payment, charged to Borrower or added to the unpaid balance of the Note whenever any payment of principal or interest is not paid when due.

"Legal Requirement" means any duty or obligation imposed by any federal, state or local law, rule, regulation, or judicial decision binding upon Borrower or applicable to the transactions contemplated by this Agreement.

"Letter of Credit" means any letter of credit issued by the Bank pursuant to this Agreement.

"Letter of Credit Commission" means an annual commission, payable in advance by Borrower to the Bank in quarterly installments, each of which shall (a) be determined by the Bank, and billed to the Borrower, within ten (10) days prior to the end of each fiscal quarter during the term of this Agreement, by (i) multiplying the aggregate of the Face Amounts of all Letters of Credit issued hereunder and in effect or to be in effect as of the first day of the ensuing calendar quarter, by one and eight-tenths percent (1.8%); and (ii) by dividing the product of such multiplication by four (4); (b) be due and payable on the first day of the calendar quarter to which they pertain.

"Letter of Credit Issuance Fee" means a fee, payable by Borrower to the Bank, on the Issuance Date of each Letter of Credit, equal to one-eighth of one percent (0.125%) of the Face Amount of such Letter of Credit.

"Letter of Credit Usage" means, as of the date on which the same is determined, the sum of (x) the aggregate of the Face Amounts of all Letters of Credit then outstanding, plus (y) the aggregate amount of all drawings under Letters of Credit honored by the Bank and not theretofore either reimbursed by Borrower or converted into Loans as provided in Section 6.

"Libor" means the rate (rounded upward to the next highest 1/100 of 1%) obtained by dividing (x) the annual rate of interest determined by the Bank equal to the offered rates for deposits in U.S. Dollars of one, two, three or twelve-month periods (as the case may be) commencing on the first date of the applicable Interest Period for which such rate is determined, as such rate appears on the Telerate system as of 11:00 a.m. (London, England time) on the date which is two (2) Business Days preceding the first day of such Interest Period, for a period comparable to the duration of such Interest Period and in an amount comparable to the amount of the Libor Rate Loan to be outstanding during such Interest Period, by (y) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against "Libor Rate liabilities" as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on Libor Rate Loans or loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of a bank to United States residents) on such date to any member bank of the Federal Reserve System.

"Libor Break Funding Costs" means an amount sufficient to reimburse the Bank for any and all loss, cost or expense actually incurred by it as the result of the occurrence of any Libor Break Funding Event, including, without limitation, (i) any loss incurred in obtaining, liquidating or reemploying deposits from third parties (excluding loss of margin for the period after any such prepayment), and (ii) the excess, if any, of the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid or repaid or not borrowed for the period, beginning with the date of such payment, prepayment or repayment until the last day of the Interest Period that would otherwise have been in effect for such Libor Rate Loan, at the applicable rate of interest for such Libor Rate Loan over the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount the Bank would have bid in the London interbank market for dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period, all as determined as of the date of the occurrence of the Libor Break Funding Event.

"Libor Break Funding Event" means the prepayment (whether by acceleration or otherwise) of any LIBOR Rate Loan other than upon the final day of the Interest Period therefor.

"Libor Rate" means for each Interest Period, the sum of Libor plus one and eight-tenths percent (1.8%) per annum.

"Libor Rate Loan" means a Loan which bears interest at the Libor Rate.

"Loan" means each Advance or multiple Advances designated by Borrower as such for purposes of the Rate Option and Interest Period elections available to Borrower pursuant to this Agreement.

"Loan Documents" mean this Agreement, the Note, the Mortgages, the Environmental Indemnity Agreements, and any other agreement, instrument, certificate or document now or hereafter executed in connection with or pursuant to this Agreement, including but not limited to any and all Swap Documents, together with any and all modifications and amendments to any of the foregoing.

"Maximum Commitment" means the sum of Fourteen Million Dollars ($14,000,000).

"Measured Credit Risk" means, as of any date of determination, the maximum financial exposure attributable to all Swap Transactions in effect as of any date during the period covered by the Swap Documents then in effect. Measured Credit Risk shall be calculated daily by the Bank in accordance with its customary practices for determining the financial risks inherent in interest-rate protection devices similar to the extant Swap Transactions.

"Measured Credit Risk Sublimit" means a portion of the Credit Commitment, in the amount of One Million Six Hundred Thousand Dollars ($1,600,000).

"Mortgage" means each Open End Mortgage, Security Agreement and Assignment of Rents and Leases executed and delivered by Borrower in favor of the Bank and securing the Obligations, together with any and all modifications and amendments thereto.

"Mortgaged Property" means each tract or parcel of improved real property owned by Borrower and subject to the lien of a Mortgage.

"Note means that certain Substitute Promissory Note, executed and delivered by Borrower to the Bank, evidencing Borrower's indebtedness to the Bank in the principal amount not to exceed Fourteen Million Dollars ($14,000,000), together with all modifications and amendments thereto and any and all notes which may be issued in exchange or substitution therefor.

"Obligations" means, collectively, all of the indebtedness, obligations and liabilities of Borrower to the Bank (i) in respect of the Advances made, Letters of Credit issued or Swap Transactions entered into pursuant to this Agreement, or (ii) under or in respect of any one or more of the Loan Documents, including, without limitation, all interest, charges and other fees payable hereunder (or under any of the Loan Documents) by Borrower, or due hereunder (or under any of the Loan Documents) from Borrower to the Bank from time to time, together with all costs and expenses payable by Borrower as provided herein or in any Loan Document.

"One Month Reference Rate" means, as of any date, an annual rate of interest equal to the annual interest rate, adjusted daily and equal to one and eight-tenths percent (1.8%) in excess of the rate (rounded upwards, if necessary, to the next highest one-sixteenth of one percent (1/16%), determined as of such date by the Bank and equal to the average annual rate at which deposits denominated in United States dollars in an amount similar to the Unit to which such rate shall apply and having a maturity of one (1) month after the date of reference are available as of 11:00 a.m., London time, on the date of reference from banking institutions of recognized standing in the London market, as described in the report of the British Bankers Association displayed in the Bridge Telerate System "Page 3750" report or, if the same is unavailable, from any other generally accepted authoritative source of such information as the Bank may determine to be appropriate in lieu thereof.

"One Month Reference Rate Loan" means a Loan bearing interest at the One Month Reference Rate.

"Outstanding Amount" means, at any time, the aggregate of (i) the principal balance of all Loans then outstanding hereunder, plus (ii) the Face Amount of all Letters of Credit then outstanding hereunder, plus (iii) the amount of all draws or disbursements made under any Letter of Credit which Borrower has not converted into a Loan or otherwise reimbursed to the Bank in accordance with Section 6, below, plus (iv) the Measured Credit Risk.

"Payment Authorization" means the form substantially similar to that which attached as Exhibit A to this Agreement, to be executed by Borrower and delivered to the Bank to notify the Bank of each payment by Borrower hereunder or under the Note, and if appropriate authorizing the Bank to debit one or more accounts of Borrower for such payment.

"Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

"Prime Rate" means the fluctuating rate of interest which is publicly announced from time to time by the Bank at its Head Office as being its "prime rate" or "base rate" thereafter in effect, with each change in the Prime Rate automatically, immediately and without notice changing the fluctuating rate of interest thereafter applicable to any sum bearing interest at the Prime Rate hereunder; the Prime Rate is not necessarily the lowest rate of interest which may be available at any time from the Bank on fluctuating rate loans.

"Prime Rate Loan" means a Loan which bears interest at the Prime Rate.

"Property" means any type of real, personal, tangible, intangible or mixed property.

"Rate Option" means Borrower's right, on the terms and subject to the conditions set forth in this Agreement, to elect the Prime Rate, the One Month Reference Rate or the Libor Rate as the applicable rate of interest with respect to the Loans.

"Request For Advance" means the form, substantially similar to that which is attached as Exhibit B to this Agreement, to be executed by Borrower and delivered to the Bank, requesting an Advance hereunder, and notifying the Bank of Borrower's intended use of the proceeds of such Advance.

"Request for Issuance of a Letter of Credit" means the form, substantially similar to that which is attached hereto as Exhibit C to be executed by Borrower and delivered to the Bank, requesting the issuance of a Letter of Credit and providing the information required in connection therewith by Section 6, below.

"Swap Documents" means each document, instrument or agreement entered into by and between Borrower and the Bank to evidence, confirm, describe, secure, modify or establish the terms of any Swap Transaction effected pursuant to this Agreement, including without limitation any so-called "Master Agreement" concerning any Swap Transaction and each schedule and addendum thereto, together with all modifications, amendments or supplements to any of the same.

"Swap Obligations" means, collectively, all of Borrower's present and future indebtedness, duties or obligations to the Bank pursuant to any Swap Documents or otherwise in respect of any Swap Transaction.

"Swap Transaction" means any and all interest-rate swap, exchange, protection or hedging transactions which may be entered into between Borrower and the Bank pursuant to this Agreement.

"Termination Date" means the earlier of (i) the date on which the entire principal balance of the indebtedness evidenced by the Note shall become due pursuant to the provisions hereof (whether by acceleration or otherwise); or (ii) December 31, 2007.

"Title Policy" means each loan policy of title insurance (ALTA Form B, as amended 10/17/70) issued to the Bank by a title insurance company acceptable to the Bank (a "Title Company") and confirming (in amounts, on terms, and with such endorsements and affirmative coverages as the Bank may require) that each Mortgage is the first and paramount lien and security interest in respect of the Mortgaged Property described therein.

2. Commitment and Note; Borrower's Option to Extend; Bank's Right to Terminate.

(a) On the terms and subject to the conditions set forth herein, the Borrower may from time to time until the Termination Date, obtain multiple advances (each, an "Advance") and Letters of Credit from the Bank under this Agreement, and may enter into Swap Transactions with the Bank.

(b) Each Advance shall be in a principal amount equal to or greater than One Million Dollars ($1,000,000); the aggregate outstanding principal amount of all Advances and all Letter of Credit Usage shall not, at any time, exceed the Conventional Sublimit. The aggregate principal Amount of all Advances together with the Letter of Credit Usage and the Measured Credit Risk shall not, at any time, exceed the Maximum Commitment.

(c) Notwithstanding the foregoing to the contrary, Borrower shall not be entitled to request or receive any Advance hereunder if the making of such Advance would result in the existence of more than three (3) Loans hereunder. Notwithstanding the stated principal amount of the Note, the Borrower shall in no event be obligated to repay more than the aggregate of (i) the unpaid balance of Advances made to or for the benefit of the Borrower by the Bank, together with interest thereon at the rate or rates determined as provided in this Agreement; (ii) Borrower's obligations in respect of each Letter of Credit which is issued or outstanding as provided herein, and (iii) all of Borrower's Swap Obligations, as and when the same are due and payable in accordance with the terms of this Agreement and the Swap Documents. All of the Obligations are and shall be evidenced by the Note and secured by the Mortgages, the Assignments and the other Loan Documents.

3. Interest.

(a) Rate Options and Interest Periods. Subject to the terms and conditions set forth in this Agreement, Borrower may specify the Rate Option for each Advance and the Interest Period for each LIBOR Rate Loan, provided that Borrower may not at any time aggregate Advances into more than three (3) Loans for the purpose of determining the Rate Option or the Interest Period applicable to Advances made by Borrower hereunder. Borrower shall give the Bank its irrevocable Request For Advance not later than 1:00 p.m. Cleveland time at least one (1) Business Day before the Draw Date of each Prime Rate Loan or One Month Reference Rate Loan and three (3) Business Days before the Draw Date of each Libor Rate Loan. Each Request for Advance shall specify:

(i) the Draw Date (which shall be a Business Day) for such Loan;

(ii) the aggregate amount of such Loan;

(iii) the Rate Option selected for such Loan; and

(iv) in the case of each Libor Rate Loan, the Interest Period applicable thereto.

Each Libor Rate Loan shall bear interest from and including the first day of the Interest Period applicable thereto until (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Libor Rate Loan. Borrower shall select Interest Periods with respect to Libor Rate Loans so that it is not necessary to pay a Libor Rate Loan prior to the last day of the applicable Interest Period in order to repay all of the Loans on the Termination Date. Provided that no Default or Event of Default shall have occurred and be continuing, Borrower may elect to continue an existing Libor Rate Loan by giving irrevocable written, telephonic or telegraphic notice thereof to the Bank not less than three (3) Business Days prior to the last day of the then-current Interest Period applicable to such Libor Rate Loan, specifying the duration of the succeeding Interest Period therefor. If the Bank does not receive timely notice of such election, Borrower shall be deemed to have elected to convert such Libor Rate Loan to a Prime Rate Loan at the end of the then-current Interest Period. Provided that no Default or Event of Default shall have occurred and be continuing, Borrower may convert any outstanding Prime Rate Loan or One Month Reference Rate Loan, or portion thereof, into a Libor Rate Loan in the same aggregate principal amount. If Borrower desires so to convert a Prime Rate Loan or a One Month Reference Rate Loan, it shall give the Bank prior written, telephonic or telegraphic notice at least three (3) Business Days prior to the requested conversion date, which notice shall specify the duration of the Interest Period therefor.

(b) Monthly Installments. Borrower shall pay to the Bank, monthly in arrears on the last Business Day of each month beginning with the month following the month in which the Closing Date occurs, interest on the outstanding principal amount of the outstanding principal balance of the indebtedness outstanding hereunder of the applicable rate or rates. If Borrower elects to convert a Prime Rate Loan or a One Month Reference Rate Loan to a Libor Rate Loan pursuant to Section 3(a), above, Borrower shall pay to the Bank all accrued but unpaid interest on the Loan being so converted, for the period commencing on the date of the last payment date under this Section 3(b) and concluding on the day immediately preceding the first day of the Interest Period for the Libor Rate Loan into which such Loan is converted.

(c) Interest on Overdue Payments; Default Interest Rate. If any payment of principal or interest, or any other sum payable to the Bank by Borrower pursuant to this Agreement, the Note or any Swap Document, is not paid when due, or prior to the expiration at the applicable period of grace (if any) therefor, the Bank may charge and collect from Borrower a Late Charge. The Bank may charge interest on the Late Charge at the Default Interest Rate until such time as the required payment of principal and interest (together with the Late Charge) is paid hereunder. No failure by the Bank to charge or collect any Late Charge in respect of any delinquent payment shall constitute a waiver by the Bank of any rights it may have hereunder, including without limitation the right subsequently to impose a Late Charge for such delinquent payment or to take such other actions as may then be available to it hereunder, under any other Loan Document, at law or in equity. If the Bank shall accelerate the indebtedness evidenced by the Note pursuant to any provision hereof or of any other Loan Document, or if an Event of Default hereunder or under any other Loan Document shall have occurred and be continuing, the outstanding principal balance of the indebtedness advanced under this Agreement, together with all accrued interest thereon, shall bear interest from the date on which such amount shall have first become due and payable to the date on which such amount shall be paid (whether before or after judgment) at the Default Interest Rate. Interest at the Default Interest Rate will continue to accrue and will (to the extent permitted by applicable law) be compounded daily until the Obligations in respect of such payment are discharged (whether before or after judgment).

4. Repayments and Prepayments of Principal.

(a) Optional Prepayments. Borrower shall have the right to prepay the principal of the Obligations in full or in part at any time and from time to time upon payment to the Bank of all accrued interest to the date of payment; provided, however, that (i) all partial payments of principal shall be in an amount equal to or greater than One Million Dollars ($1,000,000); and (ii) all Loans may be prepaid without penalty or premium. If Borrower shall prepay any Libor Rate Loan on a day other than the final day of the Interest Period therefor, such prepayment must include an amount equal to the Bank's Libor Break Funding Costs applicable to or resulting from such prepayment.

(b) Mandatory Prepayments.

(i) If at any time the Outstanding Amount shall exceed the Maximum Commitment, Borrower shall immediately prepay outstanding Loans to the extent of such excess.

(ii) If (and on each occasion that) a drawing or disbursement is made under the Letter of Credit and is not reimbursed by Borrower (either by causing the amount of such drawing or disbursement to be converted into a Loan or by paying the Bank the amount of such drawing or disbursement in immediately available funds, in either case as and when required by Section 6, below), Borrower shall immediately prepay an amount equal to such drawing or disbursement, together with interest thereon.

(c) Application of Prepayments. Each prepayment shall be applied by the Bank as set forth in Section 5(b) hereof. To the extent that such payment, repayment or prepayment shall be applied to a Libor Rate Loan, the Bank (except as otherwise instructed by Borrower, in writing, and except in the event of prepayment resulting from the acceleration of the indebtedness evidenced by the Note following the occurrence of an Event of Default) shall retain such amount until the expiration of the Interest Period applicable to such Libor Rate Loan, and shall apply such payment at such time so as to minimize the Libor Break Funding Costs which would otherwise be payable in consequence of such prepayment.

(d) Maturity. All of the indebtedness evidenced by the Note shall, if not sooner paid, be in any event absolutely and unconditionally due and payable in full by Borrower on the Termination Date.

(e) Notice of Prepayments of Principal. Borrower will provide the Bank at least (1) one Business Day's advance, written notice of Borrower's intention to make any voluntary prepayment of principal. Such notice shall be irrevocable and shall specify the date of prepayment and the aggregate amount to be paid.

5. Payments and Computations.

(a) Time and Place of Payments. Each payment to be made by Borrower under this Agreement shall be made directly to the Bank at its Head Office, not later than noon, Cleveland time, on the due date of each such payment, in immediately available and freely transferable funds. Any payment received after such time will be deemed to have been received on the next Business Day. All payments of interest, principal and all other amounts owing hereunder or under the Note shall be documented by Borrower's transmitting to the Bank, via telecopy, a Payment Authorization; the funds representing such payment shall be transferred to the Bank as specified in such Payment Authorization.

(b) Application of Funds. All funds received by the Bank with respect to the Obligations shall be applied as follows:

(i) Provided that the indebtedness evidenced by the Note has not been accelerated, and provided further that no Event of Default shall have occurred and be continuing at the time that the Bank receives such funds, in the following manner: (a) first, to the payment of all fees, charges, and other sums (other than principal and interest) then due and payable to the Bank under the Note, this Agreement or the other Loan Documents; (b) second, to the payment of all accrued but unpaid interest at the time of such payment; and (c) third, to the payment of principal of the Note.

(ii) If the indebtedness evidenced by the Note has been accelerated, or if an Event of Default shall have occurred and be continuing at the time the Bank receives such funds, in the following manner: (a) first to the payment or reimbursement of the Bank for all costs, expenses, disbursements and losses which it shall have incurred or sustained by reason of such Event of Default or in connection with the exercise by the Bank of its rights, remedies, powers and privileges under this Agreement or any of the other Loan Documents; and (b) second to the payment of all of the indebtedness evidenced by the Note in accordance with Section 5(b)(i), above.

(c) Payments on Business Days. If any payment would (but for the provisions of this Section 5(c)) be due and payable on any day which is not a Business Day, then such sum shall become due and payable on the next succeeding Business Day, and interest payable on such sum shall continue to accrue and shall be adjusted by the Bank accordingly.

(d) Computation of Interest. The Bank shall compute interest payable in respect of the indebtedness evidenced by the Note on the basis of the actual principal amount outstanding on each day during the payment period, on the basis of the actual number of days elapsed during such period and of a year consisting of three hundred and sixty (360) days. The daily interest charge shall be one three-hundred-sixtieth (1/360th) of the annual interest amount. Each determination of any interest rate by the Bank shall be conclusive and binding on Borrower in the absence of manifest error.

(e) Payments to be Free of Deductions. Each payment required of Borrower under this Agreement, the Note, or any of the other Loan Documents shall be made without set-off, deduction or counterclaim whatsoever, and shall be free of taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any governmental or taxing authority, unless Borrower is compelled by law to make any such deduction or withholding. If any such obligation to deduct or withhold is imposed upon Borrower with respect to any such payment: (i) Borrower may make the deduction or withholding required by law in respect of the said payment, and (ii) there shall become and be absolutely due and payable by Borrower to the Bank on the date on which such payment shall become due and payable, and Borrower hereby promises to pay to the Bank on such date, such additional amount as shall be necessary to enable the Bank to receive the same net amount as the Bank would have received had no such obligation been imposed by law. Notwithstanding the foregoing to the contrary, this Section 5(e) shall not apply in the case of any deductions or withholdings made in respect of taxes charged upon or by reference to the overall net income, profits or gains of the Bank.

6. The Letters of Credit.

(a) Issuance of Letters of Credit; Conditions and Limitations. Upon the terms and conditions set forth in this Agreement, Borrower may request, in accordance with the provisions of this Section 6, that the Bank issue one or more Letters of Credit for its account from time to time prior to the Termination Date. If Borrower desires the issuance of a Letter of Credit, it shall deliver to the Bank a Request for Issuance of Letter of Credit not later than 11:00 a.m. (Cleveland time) at least five (5) Business Days before the proposed Issuance Date therefor. The Request for Issuance of Letter of Credit shall be accompanied by a Letter of Credit application, on the Bank's then-customary form, and shall contain, among other things, the following information with respect to each requested Letter of Credit: (i) its proposed Issuance Date (which shall be a Business Day), (ii) its proposed Face Amount, (iii) its proposed expiration date, (iv) the name and address of its proposed beneficiary, and (v) a summary of its purpose and contemplated terms. Borrower shall, in addition provide the Bank with a precise description of any documents to be presented under, and any other terms of, the requested Letter of Credit, together with the text of any certificate to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Bank to make payment under the Letter of Credit. No Letter of Credit shall require payment against a conforming draft to be made thereunder on the same Business Day that such draft is presented if such presentation is made after 10:00 a.m. (Cleveland time) on such Business Day. The minimum Face Amount of any Letter of Credit shall be One Hundred Thousand Dollars ($100,000). The issuance of each Letter of Credit shall be subject to the satisfaction, on the Issuance Date for each Letter of Credit, of all of the conditions precedent set forth in Section 7, below, and to the following additional limitations:

(i) Borrower shall not request the issuance of a Letter of Credit if, after giving effect to the issuance of such Letter of Credit, the Outstanding Amount would exceed the Maximum Commitment; and

(ii) In no event shall the Bank issue any Letter of Credit having an expiration date later than the first to occur of (x) the Termination Date or (y) one (1) year after the Issuance Date of the proposed Letter of Credit; the Bank may agree that a Letter of Credit will automatically be renewed for a period not to exceed one (1) year after the initial expiry date thereof if the Bank does not cancel such renewal, provided that all of the conditions to the issuance of a Letter of Credit set forth or referred to in this Section 6(a) must be satisfied as of each such renewal date in respect of such renewal and provided further that the expiry date, as so extended shall be no later than the Termination Date.

(b) Issuance of Letters of Credit. Provided that all of the conditions precedent to the issuance of the requested Letter of Credit have been satisfied, the Bank shall cause each Letter of Credit to be issued in accordance with the terms of the respective Request for Issuance of Letter of Credit therefore.

(c) Payment in Certain Circumstances. Each Letter of Credit shall provide that the Bank may (but shall not be required to) pay the beneficiary thereof upon the occurrence of an Event of Default and the acceleration of the maturity of the indebtedness evidenced by the Note or, if payment is not then due to the beneficiary under such Letter of Credit, may provide for the deposit of funds in an account to secure payment to the beneficiary, and that any funds so deposited shall be paid to such beneficiary (subject to the satisfaction of all conditions to such payment), or returned to the Bank (or, if all Obligations then shall have been indefeasibly paid in full, to Borrower) if no payment to such beneficiary has been made and if the final date available for drawings under the Letter of Credit has passed. Each payment or deposit of funds by the Bank as provided in this paragraph shall be treated as a drawing duly honored by the Bank under the related Letter of Credit.

(d) Termination of Credit Commitment. If for any reason the Credit Commitment shall terminate when any Letter of Credit is outstanding, Borrower shall, on or prior to the date of such termination: (i) cause each outstanding Letter of Credit to be cancelled, and an amount equal to all amounts previously drawn under Letters of Credit and not theretofore reimbursed by Borrower or converted into Loans pursuant to Section 6(e) to be paid immediately to or as directed by the Bank; or (ii) deposit, with the Bank, immediately available funds in an amount equal to the Letter of Credit Usage to secure all outstanding Letters of Credit which are not cancelled as described in the preceding clause.

(e) Payment of Amounts Drawn Under Letters of Credit. Upon receipt by the Bank of any request for drawing under its Letter of Credit by the beneficiary thereof, the Bank shall promptly notify Borrower of any such request. Borrower shall, and hereby convenants and agrees to, reimburse the Bank on the day on which such drawing is honored in an amount, in immediately available funds, equal to the amount of such drawing; provided that (i) unless Borrower shall have notified the Bank prior to 11:00 a.m. (Cleveland time) on the Business Day immediately prior to the date of such drawing that Borrower intends to reimburse the Bank for the amount of such drawing with funds other than the proceeds of Advances made or to be made under this Agreement, Borrower shall be deemed to have given a Request for Advance to the Bank requesting a Prime Rate Loan on the date on which such drawing is honored, in the amount of such drawing; and (ii) the Bank shall, on the date of such drawing, make an Advance in the amount of such drawing, the proceeds of which shall be applied to reimburse the Bank for the amount of such drawing.

(f) Compensation. Borrower agrees to pay to the Bank, with respect to each Letter of Credit issued pursuant to this Agreement:

(i) the Letter of Credit Commission, on the Issuance Date of such Letter of Credit (and, solely in the case of Letters of Credit which are renewed after the expiration of the initial period thereof, on each renewal date for so long as such Letters of Credit remain outstanding);

(ii) the Letter of Credit Fee, on the Issuance Date for each Letter of Credit; and

(iii) with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with the Bank's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be.

(g) Obligations Absolute. The obligation of Borrower to reimburse the Bank for drawings made under the Letters of Credit shall be unconditional and irrevocable, and all sums payable in connection therewith shall be paid strictly as and when provided therein regardless of:

(i) the invalidity or unenforceability of any Letter of Credit;

(ii) the existence of any claim, set-off, defense or other right which Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such transferee may be acting), the Bank or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower and the beneficiary for which the Letter of Credit was procured);

(iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by the Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment does not constitute gross negligence or willful misconduct of the Bank;

(v) any other circumstance or occurrence whatsoever, which is similar to any of the foregoing; or

(vi) the fact that a Default or an Event of Default shall have occurred and be continuing.

(h) Indemnification; Nature of the Bank's Duties. In addition to amounts payable as elsewhere provided in this Section 6, and without limiting any other indemnification provided for in this Agreement, Borrower agrees to protect, indemnify, pay and save the Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which the Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, other than as a result of the gross negligence or willful misconduct of the Bank as determined by a court of competent jurisdiction, or (ii) the failure of the Bank to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority. As between Borrower and the Bank, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Bank by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for the issuance of Letters of Credit, even if any of the foregoing should in fact prove to be invalid, insufficient, inaccurate, fraudulent or forged in any respect; (ii) the validity or insufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) the errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telecopy, telex or otherwise, whether or not they be in cipher; (v) any errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or any proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit or the proceeds of any drawing under such Letter of Credit; and (viii) any consequences arising from causes beyond the control of the Bank. None of the above shall affect, impair, or prevent the vesting of any of the Bank's rights or powers hereunder. In determining whether to pay under any Letter of Credit, the Bank shall be responsible only to determine that the documents and certificates required to be delivered under that Letter of Credit have been delivered and that the same comply on their face with the requirements of that Letter of Credit. Borrower shall have no obligation to indemnify the Bank in respect of any liability incurred by the Bank arising solely out of the gross negligence or willful misconduct of the Bank, as determined by a court of competent jurisdiction, or out of the wrongful dishonor by the Bank of a proper demand for payment made under the Letters of Credit issued by it.

(i) Amendments. Borrower may request that the Bank enter into one or more amendments of a Letter of Credit by delivering to the Bank a notice specifying the proposed date and the nature of the requested amendment. The Bank may amend any Letters of Credit, provided that any amendment extending the expiry date or increasing the stated amount of any Letter of Credit shall be permitted only if the Bank would, at the time of the proposed amendment, be permitted to issue a new Letter of Credit having such an expiry date or stated amount under this Section 6 on the date of the Amendment.

7. Swap Transactions.

(a) Upon and subject to the terms of this Agreement, Borrower and the Bank may from time to time enter into such Swap Documents as may be necessary or appropriate to implement Swap Transactions. The aggregate Measured Credit Risk for all Swap Transactions outstanding at any time shall not exceed the Measured Credit Risk Sublimit. The parties acknowledge and agree that (i) all Swap Obligations shall, at such time as the same shall become due and payable pursuant to the Swap Documents and without duplication, constitute indebtedness evidenced by the Note and secured by the Mortgages, the Assignments and the other Loan Documents (without regard to whether the amount of the Swap Obligations shall, when added to the outstanding principal balance of all Loans and the Letter of Credit Usages, exceed the Maximum Commitment); without limiting the generality of the foregoing, sums payable by Borrower to the Bank but are not paid as and when the same are first due and payable in accordance with the Swap Documents shall be deemed to be Advances bearing interest at the Prime Rate (or, at the Bank's option following the date on which the same become delinquent as provided by the Swap Documents, at the Default Interest Rate); (ii) in the event that the terms of this Agreement or any other Loan Document shall be inconsistent with corresponding terms of any Swap Documents solely with respect to matters relating exclusively to the Swap Transaction, the terms of the Swap Documents shall control; (iii) in the event that pursuant to any provision of any Swap Document the Bank shall become obligated for the payment of any money to or for the account of Borrower as a result of any Swap Transaction (a "Bank Swap Obligation"), such Bank Swap Obligation (x) may be netted against Borrower's Swap Obligations if and to the extent expressly permitted by the Swap Documents; (y) to the extent any Bank Swap Obligation is not so netted against Borrower's Swap Obligation, or if after such netting some portion of the Bank's Swap Obligation shall remain unsatisfied, the remaining Bank Swap Obligation shall constitute an obligation independent of this Agreement, shall be governed solely by the relevant Swap Documents and shall not be offset against or reduce, abate, extinguish or otherwise affect in any way Borrower's absolute and unconditional obligation for the payment and performance of all of Borrower's Obligations hereunder and under the other Loan Documents strictly as and when such payment and performance is required hereunder or thereunder; (iv) the Bank's disapproval of any request by Borrower for the extension of the Termination Date in accordance with Section 2, above, or the Bank's exercise of its right to require the termination of this Agreement as of the ensuing Termination Date pursuant to Section 2 shall constitute a "Termination Event" for all purposes relevant to the Swap Documents (without, however, constituting an Event of Default by the Borrower thereunder); (v) the occurrence of any Event of Default under this Agreement, the Note or any other Loan Document (excluding the Swap Documents) shall constitute an Event of Default under the Swap Documents; and (vi) the occurrence of any Event of Default under any Swap Document which shall remain uncured beyond the expiration of any period of notice or grace applicable to such Event of Default thereunder shall constitute an Event of Default under this Agreement and each other Loan Document.

(b) If, and on each occasion that, the amount of Measured Credit Risk shall exceed the Measured Credit Risk Sublimit, the Bank shall so notify Borrower (and Borrower agrees that notice given by facsimile transmission in accordance with Section 13(e) shall be adequate for the purpose of any notice to Borrower pursuant to this Section). Such notice shall specify the amount of the Excess Measured Credit Risk then in effect. Within two (2) days after its receipt of each notice from the Bank of Excess Measured Credit Risk, Borrower shall (i) provide the Bank with Additional Collateral in an amount equal to the amount of the Excess Measured Credit Risk, and (ii) execute and deliver any and all pledge, assignment, custody, control or similar agreements which the Bank shall reasonably request in order to establish or confirm the Bank's present, perfected, absolute and first-priority interest in and to such Additional Collateral. Borrower acknowledges that notwithstanding the actual amount of Excess Measured Credit Risk, Additional Collateral shall be pledged (or otherwise furnished) to the Bank in the minimum amount of One Hundred Thousand Dollars ($100,000) and in integral multiples thereof. Any and all Additional Collateral provided to the Bank shall secure all of the Obligations (including, but not limited to, the Excess Measured Credit Risk which occasioned the provision thereof). At such time as there shall be no Excess Measured Credit Risk for a period of ten (10) consecutive Business Days, and provided that there shall then be no Default or Event of Default under this Agreement or under any other Loan Document, the Bank shall release any Additional Collateral then held by it promptly after its receipt of Borrower's written request for such release.

8. Conditions Precedent to Amendment and Restatement. The effectiveness of this Agreement and of the amendment and restatement of the Existing Loan Agreement effected hereby and the obligations of the Bank under and pursuant to this Agreement are subject to the following conditions precedent.

(a) The Bank shall have received from Borrower a certificate from its Secretary, or such other officer with the requisite power and authority, stating (i) Borrower's Articles of Incorporation and by-laws or code of regulations delivered in connection with the closing of the Existing Loan Agreement have not been revised, modified or altered in any way and remain in full force and effect; (ii) Borrower is in Good Standing in the state of Ohio; (iii) Borrower is authorized to (w) the execute and deliver of this Agreement and the other Loan Documents to which it is a party; and (x) its performance of all of its obligations under each of such documents; and (iv) listing the officer or officers duly authorized to execute this Agreement and the other Loan Documents and giving the name and bearing a specimen signature of each individual who shall be authorized (y) to sign, in the name and on behalf of Borrower, each of the Loan Documents to which Borrower is or is to become a party on the Closing Date; and (z) to give notices and to take other action on behalf of Borrower under the Loan Documents.

(b) Borrower shall have executed and delivered to the Bank such additional documents, instruments and agreements as the Bank may reasonably require to evidence or to secure any of Borrower's obligations or undertakings under this Agreement or as may be necessary or reasonable or reasonably appropriate to enable the Title Company to update the Title Policies.

(c) No change in applicable law shall have occurred which would make it unlawful (i) for the Bank to perform any of its agreements or obligations under any of the Loan Documents to which it is a party on the Closing Date; or (ii) for Borrower to perform any of its agreements or obligations under any of the Loan Documents.

(d) Borrower shall have duly and properly performed, complied with and observed, in all material respects, each of its covenants, agreements and obligations contained in the Existing Loan Agreement and each of the Loan Documents to which Borrower is a party or by which Borrower is bound on the Closing Date. No event shall have occurred on or prior to the Closing Date, and no condition shall exist on the Closing Date, which constitutes or would constitute a Default or an Event of Default under the Existing Loan Document or any such Loan Document.

(e) Borrower shall have (x) paid the Extension Fee to the Bank; (y) paid the Annual MCR Fee and (to the extent that the same shall then be due and payable) the current installment of the Letter of Credit Commission, if any; and (z) paid or reimbursed the Bank for all reasonable out-of-pocket costs and expenses incurred by the Bank in connection with this Agreement or the transactions contemplated hereby, including without limitation all attorney's fees.

(f) The Bank shall have received such other approvals, opinions, certificates, instruments and documents with respect to the transactions described herein as it may reasonably request.

(g) Each of the representations and warranties made by or on behalf of Borrower in this Agreement or in any other Loan Document shall be true, correct and complete in all material respects.

9. Conditions Precedent to Subsequent Advances and Letters of Credit. The obligation of the Bank to make or disburse any one or more Advances, to issue Letters of Credit or to enter any new or amendatory Swap Transactions from time to time after the Closing Date shall be subject to the satisfaction of each of the following conditions precedent on or before the Draw Date for each Advance or the Issuance Date for each Letter of Credit:

(a) It shall not be unlawful (a) for the Bank to perform any of its agreements or obligations under any of the Loan Documents to which it is a party; or (b) for Borrower to perform any of its agreements or obligations under any of the Loan Documents.

(b) Each of the representations and warranties made by or on behalf of Borrower in this Agreement or any other Loan Document (a) shall be true and correct when made and (b) shall, for all purposes of this Agreement, be deemed to be repeated on and as of the date of the Borrower's Request for Advance or request for Issuance of Letter of Credit, as the case may be, and on the resulting Draw Date or Issuance Date; all such warranties and representations shall be true and correct in all material respects as of each such date.

(c) Each of the Loan Documents shall be in full force and effect, shall constitute the valid and binding obligation of Borrower and shall be enforceable against Borrower in accordance with its terms.

(d) Borrower shall have performed, complied with and observed, in all material respects, each of its covenants, agreements and obligations contained in this Agreement and/or in all of the other Loan Documents.

(e) No event shall have occurred on or prior to such date and be continuing on such date, and no condition shall exist on such date, which constitutes a Default or Event of Default; the making of such Loan or the issuance of such Letter of Credit shall not result in a Default or an Event of Default.

(f) The Bank shall have received such other approvals, opinions, certificates, instruments and documents as it may reasonably request.

(g) The making of such Loan, the issuance of such Letter of Credit or the consummation or amendment of any such Swap Transaction shall not cause (i) the Outstanding Amount to exceed the Maximum Commitment; or (ii) the creation of any Excess Measured Credit Risk (unless the Additional Collateral required in connection therewith shall be furnished to the Bank in accordance with Section 7(b)), or cause Measured Credit Risk to exceed the Measured Credit Risk Sublimit.

10. Representations and Warranties. Borrower warrants and represents to the Bank that:

(a) Borrower: (i) is duly organized, validly existing and in good standing as a corporation under the laws of the State of Ohio; (ii) has full corporate power and authority and full legal right to own or to hold under lease its property and to carry on its businesses; and (iii) is a self-administered real estate investment trust ("REIT"). Borrower is qualified and licensed, admitted or approved to do business in each jurisdiction in which the character of its Property or the nature of its business make such qualification necessary or advisable and where the failure to so qualify would have a materially adverse effect on Borrower.

(b) Borrower has appropriate corporate power and authority, and full legal right, to enter into this Agreement and each of the other Loan Documents, and to perform, observe and comply with all of its agreements and obligations hereunder and thereunder.

(c) The execution and delivery by Borrower of this Agreement and each of the other Loan Documents, the performance by Borrower of all of its agreements and obligations under such documents, and the making by Borrower of the borrowings contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Borrower and do not and will not (i) contravene any provision of its charter documents or by-laws or code of regulations (each as in effect from time to time); (ii) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or (except as expressly contemplated by the terms of this Agreement) result in the creation of any lien upon any of the Property of Borrower under any agreement, trust deed, indenture, mortgage or other instrument to which Borrower is a party or by which Borrower or any other Property of Borrower is bound or affected; (iii) to its knowledge (without independent investigation) violate or contravene any provision of any law, rule or regulation (including, without limitation, any application Regulations of the Board of Governors of the Federal Reserve System) or any order, ruling or interpretation thereunder or any decree, order or judgment of any court or governmental or regulatory authority, bureau, agency or official (all as from time to time in effect and applicable to Borrower); or (iv) require any waivers, consents or approvals by any of the creditors or trustees for creditors of Borrower or any other Person.

(d) Except as to matters which Borrower has procured, obtained or performed prior to or concurrently with its execution and delivery of this Agreement, no approval, consent, order, authorization or license by, giving notice to or taking any other action with respect to, any governmental or regulatory authority or agency is required under any provision of any applicable law:

(i) for Borrower's execution and delivery of this Agreement and the other Loan Documents, its performance of its obligations hereunder or thereunder, or for Borrower's making the borrowings and consummating the transactions contemplated by this Agreement; or

(ii) to ensure the continuing legality, validity, binding effect, enforceability or admissibility in evidence of this Agreement and the other Loan Documents.

(e) There are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against it, at law or in equity or before any governmental department, commission, board, bureau, agency or instrumentality which challenge the validity or enforceability of this Agreement or any of the other Loan Documents or which, if determined adversely to Borrower, could reasonably be expected to result in any material, adverse effect upon Borrower.

(f) This Agreement and the other Loan Documents shall, when executed and delivered by Borrower, constitute Borrower's valid and binding obligation, and will be enforceable against Borrower in accordance with their respective terms (subject, as to such enforceability, to limitations imposed by general equitable principles and by bankruptcy and insolvency laws and judicial principles).

(g) All financial information submitted with respect to Borrower in connection with the application for the financial accommodations contemplated by the terms of this Agreement accurately reflects the financial condition of Borrower as of the date thereof and has been prepared in accordance with GAAP for all periods described therein; there has been no materially adverse change in the financial condition of such Borrower since the date of such information that has not been disclosed to the Bank, and there are no known contingent liabilities of Borrower, including without limitation any estimated possible liabilities in pending or threatened litigation, required by GAAP or by any legal requirement to be disclosed in connection with such financial information but not reflected therein.

(h) This Agreement and all financial statements, certificates, and other materials submitted to the Bank in connection with or in furtherance of this Agreement by or on behalf of Borrower fully and fairly state the matters with which they purport to deal, do not misstate any material fact, nor, separately or in the aggregate, do they fail to state any material fact necessary to make the statements therein made not misleading.

(i) Borrower has filed all federal, state and other tax returns required to be filed by it and has made reasonable provisions, in accordance with GAAP as in effect as of the date hereof, for the payment of all taxes (if any) which have or may become due and payable pursuant to such returns or pursuant to any matters raised by audits or for other reasons. In addition, Borrower has paid or caused to be paid all real and personal property taxes and assessments and other governmental charges lawfully levied or imposed on or against it or its property, other than those presently payable without payment of interest or penalty and those which are subject to contests initiated by Borrower in good faith and diligently prosecuted.

(j) Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in any applicable Regulation of the Board of Governors of the Federal Reserve System.

(k) Borrower is not in default under any order, writ, judgment, injunction, decree, statute or governmental rule, indenture, agreement, contract, lease or other instrument or contract applicable to it, which default would have a material adverse effect on the business, assets, Properties or condition (financial or otherwise), of Borrower or in the performance of any covenants or conditions respecting any of its material Indebtedness, and no holder of any material Indebtedness of Borrower (which, for the purposes of this Section, shall mean any discrete Indebtedness having an outstanding principal balance, as of the date of determination, in excess of Three Million Dollars ($3,000,000)) has given notice of any asserted default thereunder, and no liquidation or dissolution of Borrower and no receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to Borrower or its Property is pending or, to Borrower's knowledge, has been threatened.

(l) Immediately after the date hereof and immediately following the making of any Advance, the issuance of any Letter of Credit or the extension of any other financial accommodation hereunder and after giving effect to the terms, use and ramifications of such financial accommodation: (i) the fair value of Borrower's assets, at a fair valuation, exceeds and will exceed Borrower's debts and liabilities (subordinated, contingent or otherwise); (ii) the present fair saleable value of Borrower's Property will be greater than the amount that would be required to pay Borrower's probable liability on its debts and other liabilities (subordinated, contingent or otherwise), as the same become absolute and matured; (iii) Borrower will be able to pay its debts and liabilities (subordinated, contingent or otherwise), as the same become absolute and matured; and (iv) Borrower will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted after the date hereof. Borrower does not intend to, and does not believe that it will, incur debts beyond its ability to pay as they mature, taking into account the timing of and amounts of cash to be received by it and the timing of the amounts to be payable in respect of Borrower's liabilities.

(m) Borrower is in good standing on the New York Stock Exchange and is qualified and in compliance in all material respects with all provisions of the Code applicable to the qualification of Borrower as a REIT.

11. Covenants. While this Agreement is in effect, and until the Bank has been repaid in full for the principal of and interest on all advances made hereunder by the Bank:

(a) Within fifty (50) days after the close of each of the first three quarters of each fiscal year of Borrower, Borrower shall furnish the Bank with balance sheets of Borrower as of the end of such quarter and statements of income and statements of cash flow of Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer, principal accounting officer or chief executive officer of Borrower. Borrower shall provide the Bank with copies of all reports sent by Borrower to its shareholders, and copies of all reports and registration statements Borrower files with the United States Securities and Exchange Commission promptly after it sends or files such materials. Borrower shall also furnish to the Bank such additional information concerning Borrower's financial condition and operations as the Bank may reasonably request from time to time; and

(b) Within ninety (90) days after the end of each fiscal year of Borrower, Borrower shall furnish the Bank with a copy of Borrower's annual financial statements for such year, including therein a copy of the balance sheet of Borrower as of the end of such fiscal year and statements of income, cash flow and shareholders' equity of Borrower, certified without qualification by a nationally recognized firm of certified public accountants selected by Borrower and acceptable to the Bank.

(c) Borrower will duly and punctually pay, observe and perform all of its obligations under the Loan Documents.

(d) Borrower shall make all governmental filings and take all other action necessary to preserve and maintain (i) its qualifications as a REIT under the Code and (ii) the applicability to Borrower and its shareholders of the method of taxation provided for in Section 857(b) of the Code (and any successor provision thereto).

(e) Borrower shall preserve and maintain (i) its existence and all of its rights, franchises and privileges as an Ohio corporation; and (ii) the listing of Borrower's common stock on the New York Stock Exchange.

(f) Borrower shall comply with all statutes, ordinances, governmental regulations and judicial decisions and orders applicable to any Mortgaged Property, or applicable to Borrower or its business (except, as to the latter, to the extent that the failure so to comply could not reasonably be expected to have a material, adverse effect upon Borrower's financial condition or operations or to affect Borrower's right or ability to comply with its obligations hereunder or under any other Loan Document), and shall promptly notify the Bank in the event that Borrower receives any written notice, claim or demand from any governmental agency which alleges that Borrower is in violation of any of the same.

(g) Borrower will notify the Bank, in writing, promptly after Borrower shall become aware of the same, of (i) any final judgment in an amount exceeding Five Hundred Thousand Dollars ($500,000) rendered against Borrower or any affiliate of Borrower; (ii) the commencement or institution of any legal or administrative action, suit, proceeding or investigation by or against Borrower in or before any court, governmental or regulatory body, agency, commission or official, board of arbitration or arbitrator, the outcome of which could materially and adversely affect Borrower's current or future financial position, assets, business, operations or prospects, or could prevent or impede the implementation or completion, observance or performance of any of the arrangements or transactions contemplated by any of the Loan Documents; or (iii) the occurrence of any adverse development, not previously disclosed by Borrower to the Bank in writing, in any such action, suit, proceeding or investigation.

(h) Borrower will duly and punctually pay or cause to be paid the principal and interest on the indebtedness evidenced by the Note and all fees and other amounts payable hereunder or under the Loan Documents (including any Swap Documents), as and when the same shall become due and payable. Borrower shall pay all other Indebtedness (whether existing on the date hereof or arising at any time thereafter) as and when the same is due and payable.

(i) Borrower shall pay and discharge promptly all taxes, assessments and other governmental charges or levies at any time imposed upon it or upon its income, revenues or Property, as well as all claims of any kind (including claims for labor, material or supplies) which, if unpaid, might by law become a Lien or charge upon all or any part of its income, revenues or Property. Notwithstanding the foregoing to the contrary, Borrower may, provided that there is not then an Event of Default hereunder, contest the propriety or amount of any such taxes, assessments or governmental charges, or of any such claims, if (a) such contest is instituted in good faith and prosecuted with reasonable diligence; (b) such contest shall preclude the sale or forfeiture of the affected Property (or Borrower shall provide the Bank with such reasonable security or other assurances as may be requested by the Bank in connection with such contest); and (c) Borrower shall indemnify the Bank of and from any and all liability, loss, cost or expense incurred by or asserted against any such party in connection with, or in consequence of, any such contest.

(j) Borrower will obtain all approvals, consents, orders, authorizations and licenses necessary for the proper and lawful performance by Borrower of any of its agreements or obligations under the Note, this Agreement or any of the other Loan Documents or for the payment by Borrower of any sums which shall become due and payable by Borrower to the Bank hereunder or thereunder, or to ensure the continuing legality, validity, binding effect or enforceability of this Agreement, the Note or any of the other Loan Documents or to continue the proper operation of the business and operations of Borrower.

(k) Borrower will execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as shall be reasonably requested by the Bank from time to time in order to give full effect to this Agreement or any of the other Loan Documents.

(l) Borrower shall use all funds advanced to or for its account pursuant to this Agreement only for its general corporate purposes, and for no other purpose whatsoever without the prior, written consent of the Bank.

(m) Borrower will not make any material alterations in the nature or character of its business as carried on at the date hereof, or undertake, conduct or transact any business in a manner prohibited by applicable law.

(n) Borrower shall not at any time consolidate with or merge into or with any Person, or Persons or enter into or undertake any plan or agreement of consolidation or merger with any Person, provided, however, that this Section 10(n) shall not prohibit Borrower from merging any one or more of Borrower's subsidiaries with or into Borrower.

(o) Borrower shall not own, purchase or acquire (or enter into any contract to purchase or acquire) any "margin security" as defined by any regulation of the Federal Reserve Board unless, prior to any such purchase or acquisition or entering into any such contract, the Bank shall have received an opinion of counsel satisfactory to the Bank to the effect that such purchase or acquisition will not cause this Agreement or the Note to be in violation of any regulation of the Federal Reserve Board applicable to the transactions described in this Agreement.

12. Disbursement Procedures.

(a) Advances shall be disbursed pursuant to the procedures set forth in this Section 12. All requests for disbursements of Advances shall be made by Borrower, in writing, on a Request for Advance. Such Request for Advance may be transmitted to the Bank at its Head Office via fax or telecopy, provided that Borrower immediately notify the Bank by telephone of such transmission. All Requests for Advance shall be transmitted to and received by the Bank not later than 11:00 a.m., Cleveland time, on a business day which is not less than three (3) business days prior to the Draw Date specified on such Request for Advance.

(b) The Bank shall disburse the proceeds of each Advance to Borrower, in immediately available funds, not later than Noon, Cleveland time, on the Draw Date therefor, provided that: (x) Borrower shall have provided the Bank with a Request for Advance for such Advance as and when provided above; (y) all of the conditions precedent applicable to such Advance shall be satisfied as at the Closing Date or such later Draw Date as may be applicable to such Advance; and (z) there shall be no uncured Default or Event of Default.

13. Default and Remedies.

(a) Any of the following events shall constitute an "Event of Default" under this Agreement:

(i) Borrower shall default in the payment of any sum due to the Bank under the Note, and such default shall continue for a period of five (5) days following the due date of such payment;

(ii) Borrower shall fail to provide Additional Collateral to the Bank strictly as and when required by Section 7(b), above;

(iii) Borrower shall default in the performance or observance of any agreements, covenants or conditions required to be performed or observed by it under this Agreement, other than those described in the two (2) immediately preceding clauses, above, and such default shall continue for a period of thirty (30) days or more after written notice specifying such default (provided that if such default cannot be cured by the payment of monies and cannot reasonably be cured within thirty (30) days, Borrower shall have a reasonable time to effect a cure, if curative action is commenced within said thirty (30) day period and is thereafter pursued diligently and in good faith by Borrower to completion);

(iv) Any representation or warranty made by Borrower in this Agreement, any Loan Document or in any certificate or document furnished under the terms of this Agreement shall prove to be untrue in any material respect;

(v) Borrower shall admit in writing its inability to pay its debts as they become due and payable, or shall make an assignment for the benefit of creditors, or shall be adjudicated a bankrupt, or shall file a voluntary petition in bankruptcy, or effect a plan or other arrangement with creditors, or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of his or its property or assets, or a trustee, receiver or custodian shall have been appointed for any property or assets of Borrower who shall not have been discharged within sixty (60) days after the date of his appointment; or

(vi) An Event of Default shall have occurred under any Loan Document (including any Swap Document) and shall remain uncured beyond the expiration of any period of notice and/or grace applicable to the same under such instrument.

(b) Upon the occurrence and at any time during the pendency of an Event of Default, the Bank may, at its option, exercise any or all of the following rights and remedies:

(i) The Bank may terminate its obligation to make Advances under this Agreement, and may declare the entire unpaid principal balance of the Advances made under this Agreement to be immediately due and payable, together with accrued and unpaid interest on such Advances at the rate set forth in the Note, without further notice to or demand on the Borrower.

(ii) The Bank may avail itself of any and all rights and remedies which may then be available to it under the Swap Documents including but not limited to the immediate right to terminate each Swap Transaction then in effect; and

(iii) The Bank may accelerate the maturity of the indebtedness evidenced by the Note and avail itself of any and all other rights and remedies which may then be available to it hereunder, under any of the other Loan Documents, at law or in equity. All such remedies shall be cumulative, and not exclusive; the Bank's exercise of any one or more of such rights or remedies shall neither constitute an election of remedies nor operate as a waiver of any other rights or remedies which may be or become available to the Bank.

14. Miscellaneous Provisions.

(a) This Agreement shall inure to the benefit of and be binding upon Borrower and the Bank and their respective successors and assigns; provided, however, that this Agreement may not be assigned by Borrower without the prior, written consent of the Bank. No delay on the part of the Bank in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege constitute such a waiver nor exhaust the affected right, power or privilege, which shall be continuing. The rights and remedies of the Bank specified in this Agreement shall be in addition to and not exclusive of any other rights and remedies which the Bank may have at law, in equity or under any one or more of the other Loan Documents.

(b) All agreements, representations and warranties made in this Agreement shall survive its execution, the making of the Advances by the Bank, and the execution of the Note and the other Loan Documents, and shall continue until all of the Obligations are fully and indefeasibly paid and satisfied.

(c) This Agreement may be executed in any number of counterparts, all of which shall constitute a single agreement.

(d) All notices, requests, demands and other communications in connection with this Agreement shall be in writing and shall be sent (i) by certified mail, postage prepaid, return receipt requested (ii) by prepaid recognized national overnight courier; or (iii) by facsimile and shall be addressed as set forth below:

(i) if to the Bank:

National City Bank

Suite 400

2000 Auburn Drive

Beachwood, Ohio 44122

Attn: Martin D. Rodriguez, Vice President

(ii) if to Borrower:

Associated Estates Realty Corporation

5025 Swetland Court

Cleveland, Ohio 44143

Attn: Jeffrey I. Friedman, President

Facsimile: (216) 289-6400

with a copy concurrently to:

Associated Estates Realty Corporation

5025 Swetland Court

Cleveland, Ohio 44143

Attn: Martin A. Fishman, Esq., General Counsel

Facsimile: (216) 797-8719

All notices furnished in compliance with the foregoing shall be deemed effective when received by the party to which it is addressed.

(f) This Agreement shall be governed by the laws of the State of Ohio.

(g) AS A MATERIAL INDUCEMENT FOR THE BANK TO EXTEND CREDIT TO BORROWER, AND AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL OF ITS OWN SELECTION, BORROWER HEREBY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ARISING IN ANY WAY FROM THE OBLIGATIONS ARISING HEREUNDER.

(h) The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to alter, limit or affect the scope, meaning or interpretation of any provision of this Agreement.

(i) If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the balance of this Agreement and the application of all provisions of this Agreement to all other persons and circumstances shall not be affected thereby; each provision of this Agreement shall remain valid and enforceable to the fullest extent permitted by law.

(j) All Advances and all Loans under this Agreement constitute one loan, and all Obligations of Borrower under this Agreement and all of the other Loan Documents constitute one general obligation. All of the rights of the Bank contained in this Agreement shall likewise apply insofar as applicable to any modification of or supplement to this Agreement. No officers, directors, shareholders or employees of Borrower shall have any personal liability for any obligations under this Agreement or as a result of any documents or certificates delivered pursuant to this Agreement, except in cases of actual fraud or willful misconduct; provided, however, that nothing in this sentence shall be deemed in any way to limit the absolute and unconditional liability of Borrower for the full and timely payment, observance and performance of all of its obligations hereunder.

IN WITNESS WHEREOF, Borrower and the Bank have executed this Agreement as of the date first set forth above.

NATIONAL CITY BANK

By: /s/ Martin D. Rodriguez

Name: Martin D. Rodriguez

Title: Vice President

ASSOCIATED ESTATES REALTY CORPORATION

By: /s/ Martin A. Fishman

Name: Martin A. Fishman

Title: Vice President & General Counsel

[Signature Page to Winchester Amendment]

Exhibit A

Payment Authorization

Exhibit B

Request for Advance

Exhibit C

Request for Issuance of Letter of Credit